Exhibit 10.1

FINANCING AND SECURITY AGREEMENT

THIS FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made this 30th day of April, 2010, by and between LIQUIDITY SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Borrower”), and BANK OF AMERICA, N.A., a national banking association, its successors and assigns (“Lender”).

RECITALS

A.            Borrower has applied to Lender for certain credit facilities consisting of (i) a revolving credit facility in the maximum principal amount of Thirty Million Dollars ($30,000,000) and (ii) as part of that revolving credit facility, a letter of credit facility in the maximum principal amount of Ten Million Dollars ($10,000,000).

B.            Lender is willing to make the credit facilities available to Borrower upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Account” individually and “Accounts” collectively mean all presently existing or hereafter acquired or created accounts, accounts receivable, health-care insurance receivables, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in, or a lease of, goods, all rights to payment of a monetary obligation or other consideration under present or future contracts (including, without limitation, all rights (whether or not earned by performance) to receive payments under presently existing or hereafter acquired or created letters of credit), or by virtue of property that has been sold, leased, licensed, assigned or otherwise disposed of, services rendered or to be rendered, loans and advances made or other considerations given, by or set forth in or arising out of any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements or general interest in goods which gave rise to any or all of the foregoing, including all commercial tort claims, other claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including, without limitation, real property mortgages and deeds of trust) Supporting Obligations, letter-of-credit rights and letters of credit given by any Person with respect to any of the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by Lender for the account of Borrower pursuant to agreement or overdrafts.

“Adjustment Date” has the meaning described in Section 8.5 (Assignments by Lender).

“Affiliate” means, with respect to any designated Person, any other Person, directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated.  For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

“Agreement” means this Financing and Security Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 8.2 (Amendments; Waivers).

“Assignee” means any Person to which Lender assigns all or any portion of its interests under this Agreement, any Commitment, and the Revolving Loan, in accordance with the provisions of Section 8.5 (Assignments by Lender), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Lender.

“Borrower” means each Person defined as a “Borrower” in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, Lender, any Affiliate of Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, Lender and (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.

“Cash Flow” is EBITDA, plus, rent and lease expenses, plus extraordinary items and the unrealized gain from securities and derivatives, minus unrealized loss from securities and derivatives, minus cash Taxes paid, minus dividends, withdrawals, and other distributions (except distributions required to be made by Borrower or its Subsidiaries to any Person which in accordance with GAAP are treated as cost or expense in the calculation of income from operations), minus capital expenditures.

“Change in Control” means any of the following events:  (a) any Person or two or more Persons acting in concert, other than any Person holding Borrower’s voting stock as of the Closing Date, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, voting stock of Borrower (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of Borrower or (b) Borrower ceases to own, directly or indirectly, sixty-five percent (65%) of the ownership interests of any of its Subsidiaries (or such lesser portion as may be owned by Borrower as of the date hereof).

“Chattel Paper” means a record or records (including, without limitation, electronic chattel paper) that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all Proceeds of the foregoing.

“Closing Date” means the Business Day, in any event not later than April 30, 2010, on which Lender shall be satisfied that the conditions precedent set forth in Section 5.1 (Conditions to Initial Advance) have been fulfilled or otherwise waived by Lender.

“Collateral” means all property of Borrower subject from time to time to the Liens of this Agreement, any of the Security Documents and/or any of the other Financing Documents, together with any and all Proceeds thereof.

“Collateral Disclosure List” has the meaning described in Section 3.3 (Collateral Disclosure List).

“Commitment” means the Revolving Credit Commitment or the commitment for any loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other Credit Facility now or hereafter provided to Borrower by Lender whether under this Agreement or otherwise and “Commitments” means the collective reference to the Revolving Credit Commitment, and the commitment for any loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other Credit Facility now or hereafter provided to Borrower by Lender whether under this Agreement or otherwise.

“Compliance Certificate” means a periodic Compliance Certificate described in Section 6.1.1 (Financial Statements).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“Copyrights” means and includes, in each case whether now existing or hereafter arising, all of Borrower’s rights, title and interest in and to (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, copyright applications, and all renewals of any of the foregoing, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, current or future infringements of any of the foregoing, (c) the right to sue for past, present and future infringements of any of the foregoing, and (d) all rights corresponding to any of the foregoing throughout the world.

“Corporate Guarantor” means GovDeals, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Corporate Guaranty” means that certain Guaranty of Payment Agreement for the benefit of Lender of even date herewith from Corporate Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Credit Facility” means the Revolving Credit Facility or the Letter of Credit Facility, as the case may be, and “Credit Facilities” means collectively the Revolving Credit Facility and the Letter of Credit Facility and any and all other credit facilities now or hereafter extended under or secured by this Agreement.

“Current Letter of Credit Obligations” has the meaning described in Section 2.2.5 (Payments of Letters of Credit).

“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Documents” means all documents of title or receipts, whether now existing or hereafter acquired or created, and all Proceeds of the foregoing.

“DoD Contracts” means (i) Defense Logistics Agency, Surplus Commercial Property, Defense Reutilization and Marketing Service, Invitation for Bids, No. 99-0001, December, 2000, (ii) Defense Logistics Agency, Multi-Year Sale of Surplus Scrap Material at Locations Nationwide, Defense Reutilization and Marketing Service, Invitation for Bids, No. 99-4001, December 7, 2004, and (iii) Surplus Usable Property Sales Contract (Sales Contract Number 08-0001-0001) between Borrower and the Defense Reutilization and Marketing Service of the U.S.

Department of Defense, in each case as amended, supplemented, replaced or otherwise modified from time to time.

“DoD Surplus” means DoD Surplus, LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and assigns.

“EBITDA” means as to Borrower and its Subsidiaries for any period of determination thereof, the sum of (a) the net profit (or loss) prior to discontinued operations and extraordinary items, determined in accordance with GAAP consistently applied, plus (b) interest expense for such period, plus (c) income tax provisions for such period, plus (d) depreciation, depletion and amortization expense for such period, plus (e) non-cash stock compensation expense, to the extent each of the foregoing are included in the calculation of net profit.

“Enforcement Costs” means all documented expenses, charges, costs and fees whatsoever (including, without limitation, outside counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 3.6 (Costs) and/or Section 8.10 (Enforcement Costs), and further including, without limitation, amounts paid to lessors, processors, bailees, warehousemen, sureties, judgment creditors and others in possession of or with a Lien against or claimed against the Collateral, and (c) the monitoring, administration, processing and/or servicing of any or all of the Obligations, the Financing Documents, and/or the Collateral.  Notwithstanding the foregoing, in the event Lender assigns to an Assignee a portion of Lender’s Commitments pursuant to Section 8.5 or Lender sells to another financial institution a participating interest in a portion of Lender’s Commitments pursuant to Section 8.6.  “Enforcement Costs” will be limited to one law firm for all of the Lenders in each relevant jurisdiction.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and supplies of every nature, presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property, and all of such types of property leased by Borrower and all of Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefor and all parts and equipment which may be attached to or which are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning described in ARTICLE VII (Default and Rights and Remedies).

“Facilities” means the collective reference to the loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other credit facilities now or hereafter provided to Borrower by Lender.

“Fees” means the collective reference to each fee payable to Lender under the terms of this Agreement or under the terms of any of the other Financing Documents.

“Financing Documents” means at any time collectively this Agreement, the Revolving Credit Note, the Security Documents, the Pledge Agreements, the Guaranties, the Letter of Credit Documents, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by Borrower, any Guarantor and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with this Agreement, the Revolving Credit Note, any of the Security Documents, any of the Pledge Agreements, any of the Guaranties, any of the Letter of Credit Documents, any of the Facilities, and/or any of the Obligations.

“Fixed Charge Coverage Ratio” means as to Borrower for any period of determination thereof the ratio of (a) Cash Flow to (b) Fixed Charges.

“Fixed Charges” means as to the Borrower for any period of determination, the sum of (a) current maturities of long term debt and Capital Leases measured as of the date that is twelve (12) months prior to the last day of such testing period, plus (b) required payments of interest on all Indebtedness for Borrowed Money of the Borrower, plus (c) cash Taxes paid, plus (d) rent and lease expense.

“Fixed or Capital Assets” of a Person at any date means all assets which would, in accordance with GAAP consistently applied, be classified on the balance sheet of such Person as property, plant or equipment at such date.

“Foreign Subsidiary” means (i) a Subsidiary treated as a corporation for U.S. federal income tax purposes that is formed or incorporated outside of the United States, (ii) a Subsidiary substantially all of whose assets consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition, and (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than sixty-six percent (66%) of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition.

“Funded Debt” means at any date, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, including Subordinated Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, claims, causes of action in tort or equity, contract rights, judgments, customer lists, software, Patents, Trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of Borrower’s business symbolized by and associated with any and all Trademarks, trademark licenses, Copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, Copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“GMV” means, with respect to any Person, gross merchandise volume, as determined in a manner consistent with the method used to report gross merchandise volume to the Securities and Exchange Commission.

“Government Liquidation” means Government Liquidation.com, LLC, a limited liability company organized under the laws of the State of Delaware.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Guarantor” means Corporate Guarantor or LLC Guarantor, as the case may be, and “Guarantors” means Corporate Guarantor and LLC Guarantor.

“Guaranty” means the Corporate Guaranty or the LLC Guaranty, as the case may be, and “Guaranties” means the Corporate Guaranty and the LLC Guaranty.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, acquired or operated by Borrower is prohibited by any Law similar to those set forth in this definition; and (d) any other substance which by Law requires special handling in its collection, storage, treatment or disposal.

“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property owned, operated or controlled by Borrower or for which Borrower has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by Borrower, and any other contamination by Hazardous Materials for which Borrower is, or is claimed to be, responsible.

“Indebtedness” of a Person means at any date the total liabilities of such Person at such time determined in accordance with GAAP consistently applied.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; and (f) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Swap Contract; but excluding trade and other accounts payable which are not overdue by more than ninety (90) days or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indemnified Parties” has the meaning set forth in Section 8.19 (Indemnification).

“Instrument” means a negotiable instrument or any other writing which evidences a right to payment of a monetary obligation and is not itself a security agreement or lease and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, and all Supporting Obligations with respect to any of the foregoing and all Proceeds with respect to any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued and proposed to be issued thereunder.

“Inventory” means all goods of Borrower and all right, title and interest of Borrower in and to all of its now owned and hereafter acquired goods and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in Borrower’s business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods and other personal property and all licenses, warranties, franchises, General Intangibles, personal property and all documents of title or documents relating to the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all Proceeds of, and Supporting Obligations with respect to, the foregoing.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices (ISP 98), ICC Publication No. 590 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Item of Payment” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Letter of Credit” and “Letters of Credit” shall have the meanings described in Section 2.2.1 (Letters of Credit).

“Letter of Credit Agreement” means the collective reference to each letter of credit application and agreement substantially in the form of Lender’s then standard form of application for letter of credit or such other form as may be approved by Lender, executed and delivered by Borrower in connection with the issuance of a Letter of Credit, as the same may from time to time be amended, restated, supplemented or modified and “Letter of Credit Agreements” means all of the foregoing in effect at any time and from time to time.

“Letter of Credit Cash Collateral Account” has the meaning described in Section 2.2.3 (Terms of Letters of Credit).

“Letter of Credit Documents” means any and all drafts under or purporting to be under a Letter of Credit, any Letter of Credit Agreement, and any other instrument, document or agreement executed and/or delivered by Borrower or any other Person under, pursuant to or in connection with a Letter of Credit or any Letter of Credit Agreement.

“Letter of Credit Facility” means the facility established pursuant to Section 2.2 (Letter of Credit Facility).

“Letter of Credit Fee” and “Letter of Credit Fees” have the meanings described in Section 2.2.2 (Letter of Credit Fees).

“Letter of Credit Obligations” means all Obligations of Borrower with respect to the Letters of Credit and the Letter of Credit Agreements.

“Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, excluding the precautionary filing of any financing statement by any lessor in a true lease transaction, by any bailor in a true bailment transaction or by any consignor in a true consignment transaction under the Uniform Commercial Code of any jurisdiction or the agreement to give any financing statement by any lessee in a true lease transaction, by any bailee in a true bailment transaction or by any consignee in a true consignment transaction.

“LLC Guarantor” means Surplus Acquisition Venture, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and its successors and assigns.

“LLC Guaranty” means that certain Guaranty of Payment Agreement for the benefit of Lender of even date herewith from LLC Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).

“London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Major Contract” means a contract or other agreement producing GMV equal to or greater than ten percent (10%) of Borrower’s GMV for the immediately preceding four (4) fiscal quarters.

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries, taken as a whole.

“Maximum Rate” has the meaning described in Section 2.3.5 (Maximum Interest Rate).

“Multi-employer Plan” means a Plan that is a Multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of Borrower to Lender under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, the Revolving Credit Note, each Security Document, and/or any of the other Financing Documents, the Revolving Loan, any Swap Contract and/or any of the Facilities including, without limitation, the principal of, and interest on, the Revolving Credit Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any), letter of credit reimbursement obligations, letter of credit fees or fees charged with respect to any guaranty of any letter of credit; also means all other present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of Borrower to Lender or its Affiliates of any nature whatsoever, regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions, substitutions, amendments, restatements and rearrangements of any such indebtedness, duties, obligations, and liabilities by Lender and includes all obligations of DoD Surplus and Government Liquidation in connection with any treasury products and services now or hereafter provided by Lender or its Affiliates to DoD Surplus or Government Liquidation.

“Origination Fee” has the meaning described in Section 2.3.3 (Origination Fee).

“Outstanding Letter of Credit Obligations” has the meaning described in Section 2.2.3 (Terms of Letters of Credit).

“Patents” means and includes, in each case whether now existing or hereafter arising, all of Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisitions” means a transaction or series of transactions whereby Borrower acquires all or substantially all of the assets of a business, or purchases an equity interest in a business (the “Target”), provided, that, (i) the Target shall be in a Permitted Business; (ii) both before and after giving effect to such transaction, no Default or Event of Default shall be continuing or would occur after giving effect to such transaction; (iii) Borrower will be in compliance with all financial covenants after giving pro forma effect to such transaction; (iv) after giving effect to such transaction there must be at least Twenty Million Dollars ($20,000,000) of availability under the Revolving Credit Facility based on a Pro Forma Calculation of the Funded Debt to EBITDA financial covenant as set forth in Section 6.1.13 (Financial Covenants) below; (v) Lender shall have received evidence satisfactory to Lender in its reasonable discretion that arrangements shall have been made for the termination of all Liens encumbering any asset of the Target other than Permitted Liens; (vi) no Indebtedness shall be assumed by Borrower in connection with such transaction other than unsecured Indebtedness in an aggregate amount which when combined with all other existing Indebtedness of Borrower and its Subsidiaries will not exceed the maximum amount of Indebtedness permitted pursuant to Section 6.2.4(d) of this Agreement and Indebtedness with respect to Capital Leases which when combined with all other existing Indebtedness of Borrower and its Subsidiaries will not exceed the maximum amount of Indebtedness permitted pursuant to clause (e) of the definition of Permitted Liens; (vii) any Indebtedness of Borrower incurred to the sellers pursuant to the financing of such transaction will be subordinated to Lender pursuant to a subordination agreement in form and substance satisfactory to Lender in its reasonable discretion in all material respects; (viii) Lender shall have received complete copies of the Purchase Agreement Documents; and (ix) within thirty (30) days of closing any transaction contemplated hereby, if the Target is a Registered Organization, it shall become a guarantor of the Credit Facilities, deliver to Lender a guaranty of payment agreement for the benefit of Lender in form substantially identical to the Corporate Guaranty, grant to Lender a Lien in all of its assets to the same extent required by the Security Agreements and Borrower shall pledge to Lender, shares or membership interests representing one hundred percent (100%) of the voting and non voting ownership interests of the new Subsidiary; provided, however, subject to the requirements of Section 6.2.2, including the GMV threshold in the proviso thereto, if such Subsidiary is a Foreign Subsidiary, in lieu of such Subsidiary granting to Lender a Lien in all of its assets and guarantying the Obligations, Borrower shall grant, pledge and assign to Lender shares representing sixty-six percent (66%) of the ownership of such Subsidiary.

“Permitted Business” means surplus sales, liquidations, auctions and auction services, listing services, distribution, logistics and logistics services, management services, advertising and transaction settlement or lines of business reasonably related or ancillary to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes (i) in an aggregate amount not to exceed One Million Dollars ($1,000,000), provided such Liens are released within six (6) months of filing and no Governmental Authority has taken any enforcement action against Borrower or the Collateral to enforce any such Liens or (ii) which are not delinquent or which Lender has determined in the exercise of its reasonable discretion (A) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested Taxes and enforcement of a Lien, (B) Borrower has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting Borrower, and (C) are not currently entitled to priority over any Lien of Lender; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens securing the Obligations; (d) judgment Liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral; (e) Liens securing Capital Leases on property acquired or held by Borrower incurred for the financing or acquisition of such property securing in the aggregate no more than One Million Dollars ($1,000,000) and (f) such other Liens, if any, as are set forth on Schedule 4.1.19 attached hereto and made a part hereof.

“Permitted Uses” means (i) for working capital and other corporate needs incurred in the ordinary course of Borrower’s business, (ii) to fund Permitted Acquisitions, (iii) and to support the issuance of Letters of Credit.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3 of ERISA.

“Pledge Agreements” means (i) that certain Pledge, Assignment and Security Agreement of even date hereof from Borrower for the benefit of Lender, pursuant to which Borrower grants, pledges and assigns to Lender shares representing one hundred percent (100%) of the ownership of Corporate Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified and (ii) that certain Pledge, Assignment and Security Agreement of even date hereof from Borrower for the benefit of Lender, pursuant to which Borrower grants, pledges and assigns to Lender ownership interests representing one hundred percent (100%) of the ownership of LLC Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Post-Default Rate” means, a rate three percent (3.00%) per annum in excess of the then highest current rate or rates of interest in effect under the Revolving Credit Note.

“Post-Expiration Date Letter of Credit” and “Post-Expiration Date Letters of Credit” have the meanings described in Section 2.2.3 (Terms of Letters of Credit).

“Pro Forma Calculation” means a calculation made on a pro forma basis (after giving effect to cost savings and synergies arising from acquisitions, dispositions, investments and business restructurings that have been or are expected to be realized within twelve (12) months from the date of determination to the extent they are reasonably identifiable and factually supportable) with certain other adjustments to be agreed and otherwise in a manner satisfactory to Lender in its reasonable discretion.

“Proceeds” has the meaning described in the Uniform Commercial Code as in effect from time to time.

“Purchase Agreement Documents” means collectively any agreement hereafter executed in connection with any Permitted Acquisition and any and all other agreements, documents or instruments (together with any and all amendments, modifications, and supplements thereto, restatements thereof, and substitutes therefor) previously, now or hereafter executed and delivered by Borrower or any other Person in connection with any Permitted Acquisition.

“Receivable” means one of Borrower’s now owned and hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments; and “Receivables” means all of Borrower’s now or hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments, and all Proceeds thereof.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Responsible Officer” means the chief executive officer of Borrower or the president of Borrower or, with respect to financial matters, the chief financial officer of Borrower.

“Revolving Credit Commitment” means the agreement of Lender relating to the making of the Revolving Loan and advances thereunder subject to and in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

“Revolving Credit Committed Amount” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Credit Expiration Date” means May 31, 2013.

“Revolving Credit Facility” means the facility established by Lender pursuant to Section 2.1 (Revolving Credit Facility).

“Revolving Credit Note” has the meaning described in Section 2.1.3 (Revolving Credit Note).

“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitment is terminated pursuant to Section 7.2 (Remedies) or otherwise.

“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.6 (Revolving Credit Unused Line Fee).

“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Loan Account” has the meaning described in Section 2.1.5 (Revolving Loan Account).

“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.4 (Optional Prepayment of Revolving Loan).

“Security Agreements” means (i) that certain Security Agreement of even date hereof from Corporate Guarantor for the benefit of Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified and (ii) that certain Security Agreement of even date hereof from LLC Guarantor for the benefit of Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Security Documents” means, collectively, the Pledge Agreements, the Security Agreements, any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, Lender on any real or personal property of any Person to secure all or any portion of the Obligations, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

“State” means the State of New York.

“Subordinated Indebtedness” means all Indebtedness, incurred at any time by Borrower, which is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to Lender in its reasonable discretion.

“Subsidiary” means any corporation more than fifty percent (50%) of the voting shares of which at the time are owned directly by Borrower and/or by one or more Subsidiaries of Borrower.

“Supporting Obligation” means a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Swap Contract” means any document, instrument or agreement between Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on Borrower or any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.

“Wholly Owned Subsidiary” means any domestic United States corporation, all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by Borrower and/or by one or more Wholly Owned Subsidiaries of Borrower.

Section 1.2                                      Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person.  All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified.  As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.  Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1                                      The Revolving Credit Facility.

2.1.1                        Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, Lender establishes a revolving credit facility in favor of Borrower.  The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”.

The maximum principal amount of Thirty Million Dollars ($30,000,000) is the “Revolving Credit Committed Amount”.

During the Revolving Credit Commitment Period, Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to Borrower’s request, the aggregate outstanding principal balance of the Revolving Loan and all Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount.

Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

2.1.2                        Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.

Borrower may borrow under the Revolving Credit Facility on any Business Day.  Advances under the Revolving Loan shall be deposited to a demand deposit account of Borrower with Lender (or an Affiliate of Lender) or shall be otherwise applied as directed by Borrower, which direction Lender may require to be in writing.  No later than 12:00 p.m. (Eastern Time) on the date of the requested borrowing, Borrower shall give Lender oral or written notice (a “Loan Notice”) of the amount and (if requested by Lender) the purpose of the requested borrowing.  Any oral Loan Notice shall be confirmed in writing by Borrower within three (3) Business Days after the making of the requested advance under the Revolving Loan.  Each Loan Notice shall be irrevocable.

In addition, Borrower hereby irrevocably authorizes Lender at any time and from time to time, without further request from or notice to Borrower, to make advances under the Revolving Loan, which Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of Lender, including, without limitation, advances and reserves under the Revolving Loan made to cover debit balances in the Revolving Loan Account, principal of, and/or interest on, the Revolving Loan, the Obligations (including, without limitation, any Letter of Credit Obligations), and/or Enforcement Costs, prior to, on, or after the termination of other advances under this Agreement, regardless of whether the outstanding principal amount of the Revolving Loan that Lender may advance or reserve hereunder exceeds the Revolving Credit Committed Amount.

2.1.3                        Revolving Credit Note.

The obligation of Borrower to pay the Revolving Loan, with interest, shall be evidenced by a promissory note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Revolving Credit Note”) substantially in the form of EXHIBIT A attached hereto and made a part hereof, with appropriate insertions.  The Revolving Credit Note shall be dated as of the Closing Date, shall be payable to the order of Lender at the times provided in the Revolving Credit Note, and shall be in the principal amount of the Revolving Credit Committed Amount. Borrower acknowledges and agrees that, if the outstanding principal balance of the Revolving Loan outstanding from time to time exceeds the face amount of the Revolving Credit Note, the excess shall bear interest at the Post-Default Rate for the Revolving Loan and shall be payable, with accrued interest, ON DEMAND.  The Revolving Credit Note shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

2.1.4                        Optional Prepayments of Revolving Loan.

Borrower shall have the option, at any time and from time to time, to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty.

2.1.5                        Revolving Loan Account.

Lender will establish and maintain a loan account on its books (the “Revolving Loan Account”) to which Lender will (a) debit (i) the principal amount of each advance of the Revolving Loan made by Lender hereunder as of the date made, (ii) the amount of any interest accrued on the Revolving Loan as and when due, and (iii) any other amounts due and payable by Borrower to Lender from time to time under the provisions of this Agreement in connection with the Revolving Loan, including, without limitation, Enforcement Costs, Fees, late charges, and service, collection and audit fees, as and when due and payable, and (b) credit all payments made by Borrower to Lender on account of the Revolving Loan as of the date made.  Lender may debit the Revolving Loan Account for the amount of any Item of Payment that is returned to Lender unpaid.  All credit entries to the Revolving Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by Lender in cash or solvent credits.  Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Revolving Loan Account shall be final, binding and conclusive upon Borrower in all respects, absent manifest error, unless Lender receives specific written objection thereto from Borrower within thirty (30) Business Days after such statement or reconciliation shall have been sent by Lender.

2.1.6                        Revolving Credit Unused Line Fee.

Borrower shall pay to Lender a quarterly revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) in an amount equal to two tenths of one percent (0.20%) per annum of the average daily unused and undisbursed portion of the Revolving Credit Committed Amount, minus the face amount of any outstanding Letters of Credit, in effect from time to time accruing during each calendar quarter.  The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by Borrower to Lender on the first day of each calendar quarter, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

Section 2.2                                      The Letter of Credit Facility.

2.2.1                        Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitment, Borrower, upon the prior approval of Lender, may obtain standby letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date.  Borrower will not be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount, (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Ten Million Dollars ($10,000,000) and (c) the term of the requested Letter of Credit is not greater than three hundred sixty-five (365) days (it being understood that the Letters of Credit hereunder may contain “evergreen” automatic renewal provisions).

2.2.2                        Letter of Credit Fees.

Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to one percent (1.00%) per annum of the face amount of the Letter of Credit.  The Letter of Credit Fees shall be paid in advance on a quarterly basis, commencing on the opening of each Letter of Credit and on the last day of each calendar quarter thereafter.  In addition, Borrower shall pay to Lender all other reasonable and customary amendment, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any Letter of Credit Agreement.  All Letter of Credit Fees and all such other additional fees are included in and are a part of the “Fees” payable by Borrower under the provisions of this Agreement and are a part of the Obligations.

2.2.3                        Terms of Letters of Credit.

Each Letter of Credit shall (a) be opened pursuant to a Letter of Credit Agreement, and (b) expire on a date not later than the Business Day, which is 364 days after the Revolving Credit Expiration Date; provided, however, if any Letter of Credit does have an expiration date later than the Business Day preceding the Revolving Credit Termination Date (each a “Post-Expiration Date Letter of Credit” and collectively, the “Post-Expiration Date Letters of Credit”), effective as of the Business Day preceding the Revolving Credit Termination Date and without prior notice to or the consent of Borrower, Lender shall make advances under the Revolving Loan for the account of Borrower in the aggregate face amount of all such Letters of Credit.  Lender shall deposit the proceeds of such advances into one or more non-interest bearing accounts with and in the name of Lender and over which Lender alone shall have exclusive power of access and withdrawal (collectively, the “Letter of Credit Cash Collateral Account”).  The Letter of Credit Cash Collateral Account is to be held by Lender as additional collateral and security for any Letter of Credit Obligations relating to the Post-Expiration Date Letters of Credit.  Borrower hereby assigns, pledges, grants and sets over to Lender a first priority security interest in, and Lien on, all of the funds on deposit in the Letter of Credit Cash Collateral Account, together with any and all Proceeds and products thereof as additional collateral and security for the Letter of Credit Obligations relating to the Post-Expiration Date Letters of Credit.  Borrower acknowledges and agrees that Lender shall be entitled to fund any draw or draft on any Post-Expiration Date Letter of Credit from the monies on deposit in the Letter of Credit Cash Collateral Account without notice to or consent of Borrower.  Borrower further acknowledges and agrees that Lender’s election to fund any draw or draft on any Post-Expiration Date Letter of Credit from the Letter of Credit Cash Collateral shall in no way limit, impair, lessen, reduce, release or otherwise adversely affect Borrower’s obligation to pay any Letter of Credit Obligations under or relating to the Post-Expiration Date Letters of Credit.  At such time as all Post-Expiration Date Letters of Credit have expired and all Letter of Credit Obligations relating to the Post-Expiration Date Letters of Credit have been paid in full, Lender agrees to apply the amount of any remaining funds on deposit in the Letter of Credit Cash Collateral Account to the then unpaid balance of the Obligations under the Revolving Credit Facility in such order and manner as Lender shall determine in its sole and absolute discretion in accordance with the provisions of this Agreement.

The aggregate face amount of all Letters of Credit at any one time outstanding and issued by Lender pursuant to the provisions of this Agreement, including, without limitation, any and all Post-Expiration Date Letters of Credit, plus the amount of any unpaid Letter of Credit Fees accrued or scheduled to accrue thereon, and less the aggregate amount of all drafts issued under or purporting to have been issued under such Letters of Credit that have been paid by Lender and for which Lender has been reimbursed by Borrower in full in accordance with Section 2.2.5 (Payments of Letters of Credit) and the Letter of Credit Agreements, and for which Lender has no further obligation or commitment to restore all or any portion of the amounts drawn and reimbursed, is herein called the “Outstanding Letter of Credit Obligations”.

2.2.4                        Procedures for Letters of Credit.

Borrower shall give Lender written notice at least five (5) Business Days prior to the date on which Borrower desires Lender to issue a Letter of Credit.  Such notice shall be accompanied by a duly executed Letter of Credit Agreement specifying, among other things:  (a) the name and address of the intended beneficiary of the Letter of Credit, (b) the requested face amount of the Letter of Credit, (c) whether the Letter of Credit is to be revocable or irrevocable, (d) the Business Day on which the Letter of Credit is to be opened and the date on which the Letter of Credit is to expire, (e) the terms of payment of any draft or drafts which may be drawn under the Letter of Credit, (f) whether such Letter of Credit should contain “evergreen” automatic renewal provisions, and (g) any other terms or provisions Borrower desires to be contained in the Letter of Credit.  Such notice shall also be accompanied by such other information, certificates, confirmations, and other items as Lender may require to assure that the Letter of Credit is to be issued in accordance with the provisions of this Agreement and a Letter of Credit Agreement.  In the event of any conflict between the provisions of this Agreement and the provisions of a Letter of Credit Agreement, the provisions of this Agreement shall prevail and control unless otherwise expressly provided in the Letter of Credit Agreement.  Upon (x) receipt of such notice, (y) payment of all Letter of Credit Fees and all other Fees payable in connection with the issuance of such Letter of Credit, and (z) receipt of a duly executed Letter of Credit Agreement, Lender shall process such notice and Letter of Credit Agreement in accordance with its customary procedures and open such Letter of Credit on the Business Day specified in such notice.

2.2.5                        Payments of Letters of Credit.

Borrower hereby promises to pay to Lender, ON DEMAND and in United States Dollars, the following which are herein collectively referred to as the “Current Letter of Credit Obligations”:

(a)           the amount which Lender has paid or will be required to pay under each draft or draw on a Letter of Credit, whether such demand be in advance of Lender’s payment or for reimbursement for such payment;

(b)           any and all reasonable charges and expenses which Lender may pay or incur relative to the Letter of Credit and/or such draws or drafts; and

(c)           interest on the amounts described in (a) and (b) not paid by Borrower as and when due and payable under the provisions of (a) and (b) above from the day the same are due and payable until paid in full at the Post-Default Rate.

In addition, Borrower hereby promises to pay any and all other Letter of Credit Obligations as and when due and payable in accordance with the provisions of this Agreement and the Letter of Credit Agreements.  The obligation of Borrower to pay Current Letter of Credit Obligations and all other Letter of Credit Obligations shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower or any other account party may have or have had against the beneficiary of such Letter of Credit, Lender, or any other Person, including, without limitation, any defense based on the failure of any draft or draw to conform to the terms of such Letter of Credit, any draft or other document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit, any draft or other documents presented with any draft, any Letter of Credit Agreement, this Agreement, or any of the other Financing Documents, all whether or not Lender had actual or constructive knowledge of the same, and irrespective of any Collateral, security or guarantee therefor or right of offset with respect thereto and irrespective of any other circumstances whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower for any Letter of Credit Obligations, in bankruptcy or otherwise; provided, however, that Borrower shall not be obligated to reimburse Lender for any wrongful payment under such Letter of Credit made as a result of Lender’s gross negligence or willful misconduct.  The obligation of Borrower to pay the Letter of Credit Obligations shall not be conditioned or contingent upon the pursuit by Lender or any other Person at any time of any right or remedy against any Person which may be or become liable in respect of all or any part of such obligation or against any Collateral, security or guarantee therefor or right of offset with respect thereto.

The Letter of Credit Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any portion of the Letter of Credit Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Person, or upon or as a result of the appointment of a receiver, intervenor, or conservator of, or trustee or similar officer for, any Person, or any substantial part of such Person’s property, all as though such payments had not been made.

2.2.6                        Change in Law; Increased Cost.

If any change in any law or regulation or in the interpretation thereof by any court or other Governmental Authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against Letters of Credit issued by Lender, or (b) impose on Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clauses (a) or (b) above shall be to increase the cost to Lender of issuing, maintaining or extending the Letter of Credit or the cost to Lender of funding any obligation under or in connection with the Letter of Credit (other than a cost relating to net income, franchise or similar taxes), then, upon demand by Lender, Borrower shall immediately pay to Lender from time to time as specified by Lender, additional amounts which shall be sufficient to compensate Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then highest current rate of interest on the Revolving Loan.  A certificate as to such increased cost incurred by Lender, submitted by Lender to Borrower, shall be conclusive, absent manifest error.

2.2.7                        General Letter of Credit Provisions.

Borrower hereby instructs Lender to pay any draft complying with the terms of any Letter of Credit irrespective of any instructions of Borrower to the contrary.  Borrower assumes all risks of the acts and omissions of the beneficiary and other users of any Letter of Credit.  Lender and its respective branches, Affiliates and/or correspondents shall not be responsible for and Borrower hereby indemnifies and holds Lender and its respective branches, Affiliates and/or correspondents harmless from and against all liability, loss and expense (including reasonable attorney’s fees and costs) incurred by Lender and/or its respective branches, Affiliates and/or correspondents relative to and/or as a consequence of (a) any failure by Borrower to perform the agreements hereunder and under any Letter of Credit Agreement, (b) any Letter of Credit Agreement, this Agreement, any Letter of Credit and any draft, draw and/or acceptance under or purported to be under any Letter of Credit, (c) any action taken or omitted by Lender and/or any of its respective branches, Affiliates and/or correspondents at the request of Borrower, (d) any failure or inability to perform in accordance with the terms of any Letter of Credit by reason of any control or restriction rightfully or wrongfully exercised by any de facto or de jure Governmental Authority, group or individual asserting or exercising governmental or paramount powers, and/or (e) any consequences arising from causes beyond the control of Lender and/or any of its respective branches, Affiliates and/or correspondents.

Except for gross negligence or willful misconduct, Lender and its respective branches, Affiliates and/or correspondents, shall not be liable or responsible in any respect for any (a) error, omission, interruption or delay in transmission, dispatch or delivery of any one or more messages or advices in connection with any Letter of Credit, whether transmitted by cable, telegraph, mail or otherwise and despite any cipher or code which may be employed, and/or (b) action, inaction or omission which may be taken or suffered by it or them in good faith or through inadvertence in identifying or failing to identify any beneficiary or otherwise in connection with any Letter of Credit.

Any Letter of Credit may be amended, modified or revoked only upon the receipt by Lender from Borrower and the beneficiary (including any transferee and/or assignee of the original beneficiary), of a written consent and request therefor.

If any Laws, order of court and/or ruling or regulation of any Governmental Authority of the United States (or any state thereof) and/or any country other than the United States permits a beneficiary under a Letter of Credit to require Lender and/or any of its respective branches, Affiliates and/or correspondents to pay drafts under or purporting to be under a Letter of Credit after the expiration date of the Letter of Credit, Borrower shall reimburse Lender, as appropriate, for any such payment pursuant to provisions of Section 2.2.6 (Change in Law; Increased Cost).

Except as may otherwise be specifically provided in a Letter of Credit or Letter of Credit Agreement, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

Section 2.3                                      General Financing Provisions.

2.3.1                        Borrower’s Representatives.

Lender is hereby irrevocably authorized by Borrower to make advances under the Revolving Loan to Borrower pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of Borrower on file with Lender.

Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Lender and Borrower in connection with the Credit Facilities, the Revolving Loan, any Letter of Credit or any other transaction in connection with the provisions of this Agreement.

2.3.2                        Use of Proceeds of the Revolving Loan.

The proceeds of each advance under the Revolving Loan shall be used by Borrower for Permitted Uses, and for no other purposes except as may otherwise be agreed by Lender in writing.

2.3.3                        Origination Fee.

Borrower shall pay to Lender on or before the Closing Date a loan origination fee (the “Origination Fee”) in the amount of Thirty Thousand Dollars ($30,000), which Origination Fee has been fully earned and is non-refundable.

2.3.4                        Computation of Interest and Fees.

All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.  Any change in the interest rate on any of the Obligations resulting from a change in the BBA LIBOR Daily Floating Rate shall become effective as of the opening of business on the day on which such change in the BBA LIBOR Daily Floating Rate is announced, as applicable.

2.3.5                        Maximum Interest Rate.

In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”).  If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then Borrower shall, to the extent permitted by applicable law, pay Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement.  In the event that a court determines that Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, Lender shall refund to Borrower such excess.

2.3.6                        Payments.

All payments of the Obligations, including, without limitation, principal, interest, any Revolving Loan Optional Prepayments, and Fees, shall be paid by Borrower without setoff, recoupment or counterclaim to Lender in immediately available funds not later than 12:00 p.m. (Eastern Time) on the due date of such payment.  All payments received by Lender after such time shall be deemed to have been received by Lender for purposes of computing interest and Fees and otherwise as of the next Business Day.  Payments shall not be considered received by Lender until such payments are paid to Lender in immediately available funds to Lender’s principal office in Rockville, Maryland or at such other location as Lender may at any time and from time to time notify Borrower.  Alternatively, at its sole discretion, Lender may charge any deposit account of Borrower at Lender or any Affiliate of Lender with all or any part of any amount due to Lender under this Agreement or any of the other Financing Documents to the extent that Borrower shall have not otherwise tendered payment to Lender.

2.3.7                        Liens; Setoff.

Borrower hereby grants to Lender as additional collateral and security for all of the Obligations, a continuing Lien on any and all monies, Investment Property, and other property of Borrower and any and all proceeds thereof, now or hereafter held or received by or in transit to, Lender, and/or any Affiliate of Lender, from or for the account of, Borrower, and also upon any and all deposit accounts (general or special) and credits of Borrower, if any, with Lender or any Affiliate of Lender, at any time existing, excluding any deposit accounts held by Borrower in its capacity as trustee for Persons who are not Affiliates of Borrower.  Without implying any limitation on any other rights Lender may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, Lender is hereby authorized by Borrower at any time and from time to time, without notice to, or consent of, Borrower, to set off, appropriate, seize, freeze and apply any or all items hereinabove referred to against all Obligations then outstanding (whether or not then due), all in such order and manner as shall be determined by Lender in its sole and absolute discretion.

2.3.8                        Requirements of Law.

In the event that Lender shall have determined in good faith that (a) the adoption of any Capital Adequacy Regulation, or (b) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (c) compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender, as a consequence of the obligations of Lender hereunder to a level below that which Lender or any corporation controlling Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender and the corporation controlling Lender, with respect to capital adequacy) by an amount deemed by Lender, in its discretion, to be material, then from time to time, after submission by Lender to Borrower of a written request therefor and a statement of the basis for Lender’s determination, Borrower shall pay to Lender ON DEMAND such additional amount or amounts in order to compensate Lender or its controlling corporation for any such reduction.

2.3.9                        ACH Transactions and Swap Contracts.

Borrower may request and Lender or its Affiliates may, in their sole and absolute discretion, provide ACH Transactions and Swap Contracts.  In the event Borrower requests Lender or its Affiliates to procure ACH Transactions or Swap Contracts, then Borrower agrees to indemnify and hold Lender or its Affiliates harmless from any and all obligations now or hereafter owing to Lender or its Affiliates.  Borrower agrees to pay Lender or its Affiliates all amounts owing to Lender or its Affiliates pursuant to ACH Transactions and Swap Contracts.  In the event Borrower shall not have paid to Lender or its Affiliates such amounts, Lender may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by Borrower.  Borrower acknowledges and agrees that the obtaining of ACH Transactions and Swap Contracts from Lender or its Affiliates (a) is in the sole and absolute discretion of Lender or its Affiliates and (b) is subject to all rules and regulations of Lender or its Affiliates.

ARTICLE III
THE COLLATERAL

Section 3.1                                      Debt and Obligations Secured.

All property and Liens assigned, pledged or otherwise granted under or in connection with this Agreement (including, without limitation, those under Section 3.2 (Grant of Liens)) or any of the Financing Documents shall secure (a) the payment of all of the Obligations, including, without limitation, any and all Outstanding Letter of Credit Obligations, and (b) the performance, compliance with and observance by Borrower of the provisions of this Agreement and all of the other Financing Documents or otherwise under the Obligations.

Section 3.2                                      Grant of Liens.

Borrower hereby assigns, pledges and grants to Lender, and agrees that Lender shall have a perfected and continuing security interest in, and Lien on, (a) all of Borrower’s Accounts, Inventory, Chattel Paper, Documents, Instruments, Equipment, Investment Property, and General Intangibles and all of Borrower’s deposit accounts with any financial institution with which Borrower maintains deposits, whether now owned or existing or hereafter acquired or arising, (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all insurance policies relating to the foregoing and the right to receive refunds of unearned insurance premiums under those policies, (d) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records; and (e) all Proceeds and products of the foregoing, provided, however, notwithstanding the foregoing, “Collateral” shall not include (i) any equity interest in DoD Surplus (including, without limitation, any “ownership interest” (as such term is used in any DoD Contract) in DoD Surplus), (ii) any permit, lease, license, contract, instrument or other agreement belonging to the Borrower that prohibits, or requires the consent of any Person other than the Borrower as a condition to, the creation of a Lien thereon, or any permit, lease, license contract or other agreement belonging to the Borrower to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other requirement of Law, (iii) any United States intent-to-use trademark or service mark application to the extent, and solely during the period in which the grant of a Lien therein would impair the validity or the enforceability of such intent-to-use trademark or service mark under federal law, and (iv) any property subject to a Lien permitted by this Agreement, if and for so long as the contractual obligation governing such Lien prohibits the Lien of this Agreement applying to such property.  Borrower further agrees that Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Financing Documents and under applicable Laws.

Section 3.3                                      Collateral Disclosure List.

On or prior to the Closing Date, Borrower shall deliver to Lender a list (the “Collateral Disclosure List”) which shall contain such information with respect to Borrower’s business and real and personal property as Lender may require and shall be certified by a Responsible Officer of Borrower, all in the form provided to Borrower by Lender.  Promptly after demand by Lender, Borrower shall furnish to Lender an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be requested by Lender.

Section 3.4                                      Personal Property.

Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that Lender shall have a first priority, perfected Lien, in form and substance satisfactory to Lender and its counsel in their reasonable discretion, on all of Borrower’s assets of any kind and nature whatsoever (except to the extent excluded from the grant of the security interest pursuant to Section 3.2), whether now owned or hereafter acquired, subject only to the Permitted Liens, if any.  In furtherance of the foregoing:

3.4.1                        Investment Property, Chattel Paper, Promissory Notes, etc.

(a)           On the Closing Date and without implying any limitation on the scope of Section 3.2 (Grant of Liens), but only to the extent constituting Collateral, Borrower shall deliver to Lender the originals of all of its letters of credit, Investment Property, Chattel Paper, Documents and Instruments and, if Lender so requires, shall execute and deliver separate pledge, assignment and security agreements in form and content acceptable to Lender, which pledge, assignment and security agreements shall assign, pledge and grant a Lien to Lender on all letters of credit, Investment Property, Chattel Paper, Documents, and Instruments.

(b)           In the event that Borrower shall acquire after the Closing Date any letters of credit, Investment Property, Chattel Paper, Documents, or Instruments, Borrower shall promptly so notify Lender and deliver the originals of all of the foregoing to Lender promptly and in any event within ten (10) days of each acquisition.

(c)           All letters of credit, Investment Property, Chattel Paper, Documents and Instruments shall be delivered to Lender endorsed and/or assigned as required by any pledge, assignment and security agreement and/or as Lender may require and, if applicable, shall be accompanied by blank irrevocable and unconditional stock or bond powers and/or notices as Lender may require.

3.4.2        Patents, Copyrights and Other Property Requiring Additional Steps to Perfect.

On the Closing Date and without implying any limitation on the scope of Section 3.2 (Grant of Liens), Borrower shall execute and deliver all Financing Documents and take all actions requested by Lender in order to perfect a first priority assignment of Patents, Copyrights, Trademarks or any other type or kind of intellectual property acquired by Borrower after the Closing Date.

Section 3.5                                      Record Searches.

As of the Closing Date and thereafter at the time any Financing Document is executed and delivered by Borrower pursuant to this Section, Lender shall have received, in form and substance satisfactory to Lender in its reasonable discretion, such Lien or record searches with respect to Borrower and/or any other Person, as appropriate, and the property covered by such Financing Document showing that the Lien of such Financing Document will be a perfected first priority Lien on the property covered by such Financing Document subject only to Permitted Liens or to such other matters as Lender may approve.

Section 3.6                                      Costs.

Borrower agrees to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by Lender in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral, including, without limitation:

(a)           customary fees and expenses incurred in preparing Financing Documents from time to time (including, without limitation, reasonable attorneys’ fees incurred in connection with preparing the Financing Documents, including, any amendments and supplements thereto);

(b)           all filing and/or recording taxes or fees;

(c)           all costs of Lien and record searches; and

(d)           all related costs, fees and expenses.

Section 3.7                                      Release.

Upon the indefeasible repayment in full in cash of the Obligations and performance of all Obligations of Borrower and all obligations and liabilities of each other Person, other than Lender, under this Agreement and all other Financing Documents, and the termination and/or expiration of all of the Commitments, all Letters of Credit and all Outstanding Letter of Credit Obligations, upon Borrower’s request and at Borrower’s sole cost and expense, Lender shall release and/or terminate any Financing Document but only if and provided that there is no commitment or obligation (whether or not conditional) of Lender to re-advance amounts which would be secured thereby and/or no commitment or obligation of Lender to issue any Letter of Credit or return or restore any payment of any Current Letter of Credit Obligations.

Section 3.8                                      Inconsistent Provisions.

In the event that the provisions of any Financing Document directly conflict with any provision of this Agreement, the provisions of this Agreement govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1                                      Representations and Warranties.

Borrower represents and warrants to Lender, as follows:

4.1.1                        Subsidiaries.

As of the Closing Date, Borrower has the Subsidiaries listed on the Collateral Disclosure List and no others, and each of the Subsidiaries is a Wholly Owned Subsidiary.

4.1.2                        Existence.

Borrower (a) is a Registered Organization and is in good standing under the laws of the State of Delaware, (b) has the power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, except in each case referred to in clause (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  Borrower is organized under the laws of only one (1) jurisdiction.

4.1.3                        Power and Authority.

Borrower has full power and authority to execute and deliver this Agreement, and the other Financing Documents to which it is a party, to make the borrowings and request Letters of Credit under this Agreement and to incur and perform the Obligations whether under this Agreement, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary action.  No consent or approval of owners or any creditors of Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, or any of the other Financing Documents, the performance by Borrower of the Obligations other than filings for the perfection of Liens.

4.1.4                        Binding Agreements.

This Agreement and the other Financing Documents executed and delivered by Borrower have been properly executed and delivered and constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

4.1.5                        No Conflicts.

Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by Borrower nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) Borrower’s organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on Borrower or affecting its property, or (c)

any Laws, except in each case referred to in clause (b) or (c), as would not reasonably be expected to have a Material Adverse Effect.

4.1.6                        No Defaults, Violations.

(a)           No Default or Event of Default has occurred and is continuing.

(b)           Neither Borrower nor any of its Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect which could reasonably be expected to have a Material Adverse Effect, or which could materially adversely affect the ability of Borrower to perform its obligations under this Agreement or the other Financing Documents, to which Borrower is a party.

4.1.7                        Compliance with Laws.

Neither Borrower nor any of its Subsidiaries is in violation of any applicable Laws (including, without limitation, any Laws relating to employment practices, to environmental, occupational and health standards and controls) or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting Borrower or any of its properties, the violation of which, considered in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.1.8                        Margin Stock

The proceeds of the Revolving Loan will not be used, directly or indirectly, by Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose which might make the transactions contemplated in this Agreement a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

4.1.9                        Investment Company Act.

Neither Borrower nor any of its Subsidiaries is an “investment company”, nor is it, directly or indirectly, “controlled by” any Person which is an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4.1.10                  Litigation.

Except as otherwise disclosed on Schedule 4.1.10 attached hereto and made a part hereof, there are no proceedings, actions or investigations pending or, so far as Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower or any Subsidiary, would reasonably be expected to have a Material Adverse Effect.

4.1.11                  Financial Condition.

The consolidated financial statements of Borrower dated September 30, 2009, are complete and correct and fairly present the financial position of Borrower and its Subsidiaries and the results of their operations and transactions in their surplus accounts as of the date and for the period referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved.  There are no liabilities, direct or indirect, fixed or contingent, of Borrower or its Subsidiaries as of the date of such financial statements that are not reflected therein or in the notes thereto.  There has been no material adverse change in the financial condition or operations of Borrower or its Subsidiaries since the date of such financial statements and to Borrower’s knowledge no such adverse change is threatened in writing.  Neither Borrower nor any Subsidiary has guaranteed the obligations of, or made any investment in or advances to, any Person, except as disclosed in such financial statements to the extent required by GAAP.

4.1.12                  Full Disclosure.

The financial statements referred to in Section 4.1.11 (Financial Condition), the Financing Documents (including, without limitation, this Agreement), and the statements, reports or certificates furnished by Borrower in connection with the Financing Documents when taken in their entirety (a) do not contain any untrue statement of a material fact and (b) do not omit any material fact necessary to make the statements contained therein not misleading.  There is no fact known to Borrower and existing on the Closing Date which Borrower has not disclosed to Lender in writing prior to the date of this Agreement and there is no fact known to Borrower arising after the Closing Date which Borrower has not disclosed to Lender in writing or publicly filed with the Securities Exchange Commission, with respect to the transactions contemplated by the Financing Documents that in the reasonable opinion of Borrower could materially adversely affect the condition, financial or otherwise, results of operations, business, or assets of Borrower or any Subsidiary.

4.1.13                  Indebtedness for Borrowed Money.

On the Closing Date, expect for the Obligations and Indebtedness for Borrowed Money otherwise permitted under this Agreement and except as set forth in Schedule 4.1.13 attached hereto and made a part hereof, Borrower has no Indebtedness for Borrowed Money.  Lender has received photocopies of all promissory notes evidencing any Indebtedness for Borrowed Money set forth in Schedule 4.1.13, together with any and all subordination agreements, other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith.

4.1.14                  Taxes.

Each of Borrower and its Subsidiaries has filed all returns, reports and forms for Taxes that, to the knowledge of Borrower, are required to be filed, and has paid all Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefor have been established as required under GAAP.  All tax liabilities of Borrower were as of the date of audited financial statements referred to in Section 4.1.11 (Financial

Condition), and are now, adequately provided for on the books of Borrower or its Subsidiaries, as appropriate.

4.1.15                  ERISA.

With respect to any Plan that is maintained or contributed to by Borrower and/or by any Commonly Controlled Entity or as to which Borrower retains material liability: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no Reportable Event has occurred other than events for which reporting has been waived; (c) no termination of any plan subject to Title IV of ERISA has occurred; (d) neither Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multi-employer Plan; (e) neither Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multi-employer Plan; (f) no Multi-employer Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by Borrower or any Commonly Controlled Entity that such a Multi-employer Plan will be placed in “reorganization”.

4.1.16                  Title to Properties.

Borrower has good and marketable title to all of its properties, including, without limitation, the Collateral and the properties and assets reflected in the balance sheets described in Section 4.1.11 (Financial Condition), and Borrower has legal, enforceable and uncontested rights to use freely such property and assets, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

4.1.17                  Patents, Trademarks, Etc.

Each of Borrower and its Subsidiaries owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, Copyrights, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.  Any and all obligations to pay royalties or other charges with respect to such properties and assets are properly reflected on the financial statements described in Section 4.1.11 (Financial Condition), to the extent required by GAAP.

4.1.18                  Presence of Hazardous Materials or Hazardous Materials Contamination.

To the best of Borrower’s knowledge, (a) no Hazardous Materials are located on any real property owned, controlled or operated by of Borrower or for which Borrower is, or is claimed to be, responsible, except for reasonable quantities of necessary supplies for use by Borrower in the ordinary course of its current line of business and stored, used and disposed in accordance with applicable Laws; and (b) no property owned, controlled or operated by Borrower or for which Borrower has, or is claimed to have, responsibility has ever been used as a manufacturing, storage, or dump site for Hazardous Materials nor is affected by Hazardous Materials Contamination at any other property.

4.1.19                  Perfection and Priority of Collateral.

Lender has, or upon execution of this Agreement and the Security Documents and the filing of any financing statement required under the Uniform Commercial Code, will have a valid and perfected Lien on and security interest in all Collateral, free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens, including, without limitation, those described on Schedule 4.1.19 attached hereto and made a part hereof.

4.1.20                  Collateral Disclosure List.

As of the Closing Date, and at all times thereafter, whenever a Collateral Disclosure List is delivered to Lender pursuant to this Agreement, the information contained in the Collateral Disclosure List is complete and correct in all material respects.  The Collateral Disclosure List completely and accurately identifies (a) the type of entity, the state of organization and the chief executive office of Borrower, (b) each other place of business of Borrower, (c) the location of all books and records pertaining to the Collateral, and (d) each location, other than the foregoing, where any of the Collateral is located and other than as permitted by Section 6.2.14.

4.1.21                  Business Names and Addresses.

Borrower has not changed its name, identity or corporate structure in a manner which could result in a Material Adverse Effect, since the date Borrower last delivered a Collateral Disclosure List to Lender.

4.1.22                  Inventory.

Substantially all of the Inventory of Borrower is located at the places of business set forth on the Collateral Disclosure List or as permitted by Section 6.2.14.

4.1.23                  Accounts.

With respect to all Accounts and to the best of Borrower’s knowledge (a) they are genuine, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to Lender); (b) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefor is in accordance with all applicable Laws; and (c) the amounts shown on Borrower’s books and records, with respect thereto are actually and absolutely owing to Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by Borrower in its reasonable discretion.

4.1.24      No Suspension or Debarment.

Neither Borrower nor any Subsidiary nor any of their respective directors, officers or employees has received any notice of, or information concerning, any proposed, contemplated or initiated suspension or debarment, be it temporary or permanent, due to an administrative or a statutory basis, of Borrower or any Subsidiary by the United States of America or any department, agency or instrumentality thereof.  Borrower and each Subsidiary further warrants and represents that neither Borrower nor any Subsidiary has defaulted under any DoD Contract, which default is reasonably likely to result in the termination of such DoD Contract.

Section 4.2                                      Survival; Updates of Representations and Warranties.

All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the Closing Date, the making of any advance under the Revolving Loan and extension of credit made hereunder, and the incurring of any other Obligations and shall be deemed to have been made at the time of each request for, and again at the time of the making of, each advance under the Revolving Loan or the issuance of each Letter of Credit, except that the representations and warranties which relate to the financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to Lender pursuant to Section 6.1.1 (Financial Statements).

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1                                      Conditions to the Initial Advance and Initial Letter of Credit.

The making of the initial advance under the Revolving Loan and the issuance of the initial Letter of Credit is subject to the fulfillment on or before the Closing Date of the following conditions precedent in a manner satisfactory in form and substance to Lender and its counsel in their reasonable discretion:

5.1.1                        Organizational Documents - Borrower.

Lender shall have received:

(a)           a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the State of Delaware;

(b)           a certified copy from the appropriate Governmental Authority under which Borrower is organized, of Borrower’s organizational documents and all recorded amendments thereto;

(c)           a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each jurisdiction in which the character of the properties owned by Borrower therein or in which the transaction of it  business makes such qualification necessary; and

(d)           a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of Borrower covering:

(i)            true and complete copies of Borrower’s organizational and governing documents and all amendments thereto;

(ii)           true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents to which it is a party, (B) the borrowings hereunder, and (C) the granting of the Liens contemplated by this Agreement and the Financing Documents to which Borrower is a party;

(iii)          the incumbency, authority and signatures of the officers of Borrower authorized to sign this Agreement and the other Financing Documents to which Borrower is a party; and

(e)   the favorable opinion of counsel for Borrower addressed to Lender.

5.1.2        Organizational Documents - Corporate Guarantor.

Lender shall have received for Corporate Guarantor:

(a)           a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of the Corporate Guarantor;

(b)           a certified copy from the appropriate Governmental Authority under which Corporate Guarantor is organized, of Corporate Guarantor’s organizational documents and all recorded amendments thereto;

(c)           a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each jurisdiction in which the character of the properties owned by Corporate Guarantor therein or in which the transaction of its business makes such qualification necessary;

(d)           a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Corporate Guarantor covering:

(i)            true and complete copies of the Corporate Guarantor’s organizational and governing documents and all amendments thereto;

(ii)           true and complete copies of the resolutions of the Board of Directors of the Corporate Guarantor authorizing the execution, delivery and performance of the Financing Documents to which the Corporate Guarantor is a party and the granting of the Liens contemplated by any of the Financing Documents to which the Corporate Guarantor is a party;

(iii)          the incumbency, authority and signatures of the officers of the Corporate Guarantor authorized to sign the Corporate Guaranty and all other Financing Documents to which the Corporate Guarantor is a party; and

(e)           the favorable opinion of counsel for the Corporate Guarantor addressed to Lender.

5.1.3        Organizational Documents - LLC Guarantor.

Lender shall have received for LLC Guarantor:

(a)           a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of the LLC Guarantor;

(b)           a certified copy from the appropriate Governmental Authority under which LLC Guarantor is organized, of LLC Guarantor’s organizational documents and all recorded amendments thereto;

(c)           a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary;

(d)           a certificate dated as of the Closing Date by the members of the LLC Guarantor covering:

(i)            true and complete copies of the LLC Guarantor’s organizational and governing documents and all amendments thereto;

(ii)           true and complete copies of the resolutions of the members of the LLC Guarantor authorizing the execution, delivery and performance of the Financing Documents to which the LLC Guarantor is a party and the granting of the Liens contemplated by any of the Financing Documents to which the LLC Guarantor is a party;

(iii)          the incumbency, authority and signatures of the members of the LLC Guarantor authorized to sign the LLC Guaranty and all other Financing Documents to which the LLC Guarantor is a party; and

(e)   the favorable opinion of counsel for the LLC Guarantor addressed to Lender.

5.1.4        Consents, Licenses, Approvals, Etc.

Lender shall have received copies of all consents, licenses and approvals, required in connection with the execution, delivery, performance, validity and enforceability of the Financing Documents, and such consents, licenses and approvals shall be in full force and effect.

5.1.5        Revolving Credit Note.

Lender shall have received the Revolving Credit Note, conforming to the requirements hereof and executed by a Responsible Officer of Borrower and attested by a duly authorized representative of Borrower.

5.1.6        Financing Documents and Collateral.

Borrower shall have executed and delivered the Financing Documents to be executed by it, and shall have delivered original Chattel Paper, Instruments, Investment Property, and related Collateral and all opinions, and other documents contemplated by ARTICLE III (The Collateral).

5.1.7        Other Financing Documents.

In addition to the Financing Documents to be delivered by Borrower, Lender shall have received the Financing Documents duly executed and delivered by Persons other than Borrower.

5.1.8        Other Documents, Etc.

Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by Lender.

5.1.9        Financial Statements.

Lender shall have received the financial statements described in Section 4.1.11 (Financial Condition).

5.1.10      Payment of Fees.

Lender shall have received payment of any Fees due on or before the Closing Date.

5.1.11      Collateral Disclosure List.

Borrower shall have delivered the Collateral Disclosure List required under the provisions of Section 3.3 (Collateral Disclosure List) duly executed by a Responsible Officer of Borrower.

5.1.12      Recordings and Filings.

Borrower shall have: (a) executed and delivered all Financing Documents required to be filed, registered or recorded in order to create, in favor of Lender, a perfected Lien in the Collateral (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, and (b) delivered such evidence as Lender deems satisfactory in its reasonable discretion that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full.

5.1.13      Insurance Certificate.

Lender shall have received an insurance certificate in accordance with the provisions of Section 6.1.8 (Insurance).

5.1.14      Stock Certificates and Stock Powers of Corporate Guarantor.

Lender shall have received (a) shares representing one hundred percent (100%) of the ownership of Corporate Guarantor delivered by Borrower and (b) fully executed irrevocable stock powers from Borrower.

5.1.15      Termination of Existing Liens.

Lender shall have received a payoff letter from United Bank and written authorization to terminate any and all Liens of United Bank.

Section 5.2             Conditions to all Extensions of Credit.

The making of all advances under the Revolving Loan and the issuance of all Letters of Credit is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to Lender and its counsel in their reasonable discretion:

5.2.1        Default.

There shall exist no Event of Default or Default hereunder.

5.2.2        Representations and Warranties.

The representations and warranties of Borrower contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, each advance under the Revolving Loan or the issuance of each Letter of Credit, except that the representations and warranties which relate to financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to Lender pursuant to Section 6.1.1 (Financial Statements).

ARTICLE VI
COVENANTS OF BORROWER

Section 6.1             Affirmative Covenants.

So long as any of the Obligations (or any the Commitments therefor) shall be outstanding hereunder, Borrower agrees with Lender as follows:

6.1.1        Financial Statements.

Borrower shall furnish to Lender:

(a)           Annual Statements and Certificates.  As soon as available, but in no event more than ninety (90) days after the close of each fiscal year of Borrower, (i) a copy of the annual audited financial statement in reasonable detail satisfactory to Lender relating to Borrower and its Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants satisfactory to Lender in its reasonable discretion, which financial statement shall include a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, cash flows and changes in shareholders equity of Borrower and its Subsidiaries for such fiscal year, (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, as may be amended by Lender from time to time, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth in a schedule attached to the certification), each prepared by a Responsible Officer of Borrower in a format acceptable to Lender and (iii) to the extent obtained by and prepared by auditors, a management letter.

(b)           Quarterly Statements and Certificates.  As soon as available, but in no event more than forty five (45) days after the close of Borrower’s first three fiscal quarters of each fiscal year, consolidated balance sheets of Borrower and its Subsidiaries as of the close of such period, consolidated income, cash flows and changes in shareholders equity statements for such period, and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, prepared by a Responsible Officer of Borrower in a format acceptable to Lender, all as prepared and certified by a Responsible Officer of Borrower and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(c)           Annual Budget and Projections.  Borrower shall furnish to Lender as soon as available, but in no event later than January 31st of each fiscal year, a consolidated budget and pro forma financial statements on a quarterly basis for the following fiscal year.

(d)           Additional Reports and Information.  Borrower shall furnish to Lender promptly, such additional information, reports or statements on Borrower and any Subsidiary as Lender may from time to time reasonably request.

6.1.2        Reports to SEC and to Stockholders.

Borrower will furnish to Lender, promptly upon the filing or making thereof, at least one (l) copy of all reports, notices and proxy statements sent by Borrower to its stockholders, and of all regular and other reports filed by Borrower with any securities exchange or with the Securities and Exchange Commission.  If any such reports, notices and proxy statements described in Sections 6.1.1 or 6.1.2 are filed with the Securities and Exchange Commission and are publicly available for review on the EDGAR system, then the filing by the Borrower of such reports with the Securities and Exchange Commission shall constitute delivery of such reports to the Lender and shall satisfy the corresponding requirements of Section 6.1.1 and 6.1.2.

6.1.3        Recordkeeping, Rights of Inspection, Field Examination, Etc.

(a)           Borrower shall, and shall cause each of its Subsidiaries to, maintain (i) a standard system of accounting in accordance with GAAP, and (ii) proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its properties, business and activities.

(b)           After the occurrence and during the continuance of an Event of Default, Borrower shall, and shall cause each of its Subsidiaries to, permit authorized representatives of Lender to visit and inspect the properties of Borrower and its Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect Borrower’s and each Subsidiary’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition, and to discuss the affairs, finances and accounts of Borrower and/or any Subsidiaries, with the officers, directors and employees of Borrower and/or any Subsidiaries, all at such times during normal business hours and other reasonable times and as often as Lender may reasonably request.  Notwithstanding the foregoing, prior to the occurrence and the continuance of an Event of Default, Lender shall provide at least five (5) Business Days notice prior to such reviews, audits, checks and inspections and such reviews, audits, checks and inspections shall be conducted no more often than twice in any twelve (12) month period; provided, however, if there are no outstanding Obligations under the Revolving Loan, Lender agrees it will not conduct any such reviews, audits, checks and inspections during such period, unless Lender determines in good faith that since the date of the prior review, check or inspection (i) the security for the outstanding Obligations after giving effect to such Revolving Loan is inadequate, (ii) there has been a material adverse change in the financial condition of Borrower or any Subsidiary, or (iii) a development in the business or affairs of Borrower or any Subsidiary has occurred which could reasonably be expected to result in a Material Adverse Effect.

(c)           Any and all costs and expenses incurred by, or on behalf of, Lender in connection with the conduct of the foregoing, including, without limitation, travel, lodging, meals, and other expenses for each auditor employed by Lender for inspections of the Collateral and Borrower’s or any Subsidiary’s operations, shall be part of the Enforcement Costs and shall be payable to Lender upon demand.  Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of Lender’s employees and agents in, and when, traveling to Borrower’s facilities or any facility of any Subsidiary.

6.1.4        Existence.

Borrower shall (a) maintain, and cause each of its Subsidiaries to maintain, its existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction could reasonably be expected to have a Material Adverse Effect and (b) remain a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement.

6.1.5        Compliance with Laws.

Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, the noncompliance with or the nonobservance of which could reasonably be expected to have a Material Adverse Effect.

6.1.6        Preservation of Properties.

Borrower will, and will cause each of its Subsidiaries to, at all times (a) maintain, preserve, protect and keep its properties, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all proper repairs, maintenance, replacements, additions and improvements thereto needed to maintain such properties in good operating condition, working order and repair, and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises, leases of real and personal property, trade names, Patents, Trademarks, Copyrights and permits which are necessary for the orderly continuance of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.1.7        Line of Business.

Borrower will continue to engage substantially only in the Permitted Businesses.

6.1.8        Insurance.

(a)           General Provisions.  Borrower shall maintain insurance in an amount customary and consistent with Borrower’s current practice, covering property damage (including loss of use and occupancy) to any of Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrower’s business.  Each policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof and name Lender as loss payee or additional insured, as appropriate.

(b)           Insurance Covering Collateral.  In addition to the insurance requirements stated above, Borrower shall also maintain all risk property damage insurance policies covering the tangible property comprising the Collateral to the extent and in amounts customary and consistent with Borrower’s current practice.  The insurance must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender in its reasonable discretion and shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(c)           Evidence of Insurance.  Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

6.1.9        Taxes.

Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

6.1.10      ERISA.

Borrower will, and will cause each of its Commonly Controlled Entities to, comply with the funding requirements of ERISA with respect to Plans for its respective employees.  Borrower will not permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, which results, or may result, in any material liability of Borrower and/or any Subsidiary and/or Affiliate, or (b) any Reportable Event if, upon termination of the Plan or Plans with respect to which one or more such Reportable Events shall have occurred, there is or would be any material liability of Borrower and/or any Subsidiary and/or Affiliate to the PBGC.  Upon Lender’s request, Borrower will deliver to Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

6.1.11      Notification of Events of Default and Adverse Developments.

Borrower shall promptly notify Lender upon obtaining actual knowledge of the occurrence of:

(a)           any Event of Default;

(b)           any Default;

(c)           any litigation instituted or threatened against Borrower or its Subsidiaries and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or properties of Borrower or any Subsidiary where the claims against Borrower or any of its Subsidiaries exceed One Million Dollars ($1,000,000) and are not covered by insurance;

(d)           any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower or any of its Subsidiaries;

(e)           any judicial, administrative or arbitral proceeding pending against Borrower or any of its Subsidiaries and any judicial or administrative proceeding known by Borrower to be threatened against it or any of its Subsidiaries that, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(f)            the receipt by Borrower or any of its Subsidiaries of any notice, claim or demand from any Governmental Authority which alleges that Borrower or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act, which could reasonably be expected to have a Material Adverse Effect; and

(g)           any default under any DoD Contract or any event which if not corrected could reasonably be expected to give rise to a default under any DoD Contract or a termination for convenience;

in each case describing in detail satisfactory to Lender in its reasonable discretion the nature thereof and the action Borrower proposes to take with respect thereto.

6.1.12      Hazardous Materials; Contamination.

Borrower agrees to:

(a)           give notice to Lender immediately upon Borrower’s acquiring knowledge of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by Borrower or for which Borrower is, or is claimed to be, responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, quantity) of Borrower’s line of business expressly described in this Agreement), with a full description thereof;

(b)           promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide Lender with satisfactory evidence of such compliance;

(c)           provide Lender, within thirty (30) days after a demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or

Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, operated or controlled by Borrower or for which Borrower is, or is claimed to be, responsible; and

(d)           as part of the Obligations, defend, indemnify and hold harmless Lender and its agents, employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by Borrower or for which Borrower is, or is claimed to be, responsible.  Borrower acknowledges and agrees that this indemnification shall survive the termination of this Agreement and the Commitments and the payment and performance of all of the other Obligations.

6.1.13      Financial Covenants.

(a)           Funded Debt to EBITDA Ratio.  Borrower will maintain, tested as of the last day of each of the Borrower’s fiscal quarters for the rolling four (4) quarter period ending on that date, a ratio of Funded Debt to EBITDA of not more than 1.50 to 1.00.

(b)           Fixed Charge Coverage Ratio.  Borrower will maintain, tested as of the last day of each of the Borrower’s fiscal quarters for the rolling four (4) quarter period ending on that date, a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00.

Notwithstanding the foregoing, if at any time any change in GAAP following the Closing Date would affect the computation of the above financial ratios, and either the Borrower or the Lender shall so request, then the Lender and Borrower shall negotiate in good faith to amend such ratios to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratios shall continue to be computed in accordance with GAAP prior to such change therein and (ii) if reasonably requested by the Lender, the Borrower shall provide to the Lender financial statements and other documents setting forth a reconciliation between calculations of such ratios made before and after giving effect to such change in GAAP.

6.1.14      Landlord’s Waivers.

Borrower shall use commercially reasonable efforts to deliver to Lender a waiver in form acceptable to Lender and its counsel in their reasonable discretion from each landlord for Borrower’s premises listed on Schedule 6.1.14.

6.1.15      Listing of Securities.

Borrower shall take all action necessary to continue the listing and trading of its common shares on the Nasdaq Stock Market, and will comply in all respects with the Borrower’s reporting, filing and other obligations under the bylaws or rules of such exchange or market to ensure the continued eligibility for trading of its shares thereon  In the event that within thirty (30) days of any such de-listing from such exchange, Borrower will either (a) cause its common shares to be relisted for trading on the Nasdaq Stock Market or other nationally recognized market or (b) amend the warranties, representations and covenants in this Agreement, to more regulate and monitor more closely the Borrower’s conduct and obligations to the Lender, which amendment must be satisfactory to the Lender in all material respects.

6.1.16      Government Accounts.

Borrower will promptly notify Lender if any of the Receivables arise out of contracts with the United States of America or any department, agency or instrumentality thereof for the sale of products or the provision of services and at request of Lender, within thirty (30) days of such request, execute any documents and take any steps required by Lender in order that all moneys due and to become due under such contracts shall be assigned to Lender and notice thereof given to the applicable Governmental Authority under the Federal Assignment of Claims Act or any other applicable Laws.  Borrower shall provide Lender with all necessary information and will execute and deliver such documents as are required to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15).

6.1.17      Maintenance of the Collateral.

Borrower will maintain the Collateral in the condition purchased, excepting ordinary wear and tear, and will not permit anything to be done to the Collateral that may materially impair the value thereof, taken as a whole.  Lender shall not have any duty to, and Borrower hereby releases Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to, preserve any rights against any other party with an interest in the Collateral.

6.1.18      Defense of Title and Further Assurances.

At its expense, Borrower will defend the title to the Collateral (and any part thereof), and will, except as otherwise set forth in this Section 6.1.18 or Section 6.1.22, immediately execute, acknowledge and deliver any renewal, affidavit, deed, assignment, security agreement, certificate or other document which Lender may require in order to perfect, preserve, maintain, continue, protect and/or extend the Lien granted to Lender under this Agreement or under any of the other Financing Documents and the first priority of that Lien, subject only to the Permitted Liens.  Borrower hereby authorizes the filing of any financing statement or continuation statement required under the Uniform Commercial Code.  Borrower will take any and all steps and observe such formalities as Lender may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral, subject to the Permitted Liens.  Borrower shall pay to Lender on demand all taxes, costs and expenses incurred by Lender in connection with the preparation, execution, recording and filing of any such document or instrument.  To the extent that the proceeds of any of the Accounts or Receivables of Borrower are expected to become subject to the control of, or in the possession of, a party other than Borrower or Lender, Borrower shall cause all such parties to execute and deliver security documents or other documents as requested by Lender and as may be necessary to evidence and/or perfect the security interest of Lender in those proceeds.  Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with power of substitution, in the name of Lender or in the name of Borrower or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrower and without notice to Borrower, to execute and deliver any and all of the instruments and other documents and take any action which Lender may require pursuant the foregoing provisions of this Section 6.1.18.

6.1.19      Business Names; Locations.

Borrower will notify and cause each of its Subsidiaries to notify Lender not less than thirty (30) days prior to (a) any change in the name under which Borrower or the applicable Subsidiary conducts its business, (b) any change of the location of the chief executive office of Borrower or the applicable Subsidiary, and (c) the opening of any new place of business or the closing of any existing place of business, and (d) any change in the location of the places where the Collateral, or any part thereof, or the books and records, or any part thereof, are kept other than as permitted by Section 6.2.14.

6.1.20                  Use of Premises and Equipment.

Borrower agrees that until the Obligations are fully paid and all of the Commitments and the Letters of Credit have been terminated or have expired, during the occurrence and continuance of an Event of Default, Lender shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property.

6.1.21                  Protection of Collateral.

Borrower agrees that Lender may at any time following an Event of Default take such steps as Lender deems reasonably necessary to protect the interest of Lender in, and to preserve the Collateral, including, the hiring of such security guards or the placing of other security protection measures as Lender deems appropriate, may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect the interests of Lender in the Collateral and may lease warehouse facilities to which Lender may move all or any part of the Collateral to the extent commercially reasonable.  Borrower agrees to cooperate fully with Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may reasonably direct.  All of Lender’s expenses of preserving the Collateral, including any reasonable expenses relating to the compensation and bonding of a custodian, shall be part of the Enforcement Costs.

6.1.22                  Principal Depository.

Borrower shall maintain its primary depository and operating accounts and cash management relationship with Lender until the Obligations have been satisfied in full; provided, however, Borrower may maintain petty cash and other deposit accounts containing no more than One Million Dollars ($1,000,000) in the aggregate at any time with banks or financial institutions other than Lender.  For each such deposit account that Borrower at any time maintains, Borrower shall upon Lender’s request cause the applicable bank or financial institution where such deposit account is maintained to execute and deliver a control agreement or other appropriate instrument to perfect Lender’s Lien in such deposit account, which control agreement may not be terminated without the prior written consent of Lender.  Notwithstanding the foregoing, Borrower is not permitted to maintain any accounts other than deposit accounts referenced above with any bank or financial institution other than Lender, or maintain any investment or securities accounts, unless, if requested by Lender, Lender has received a control agreement or other appropriate instrument to perfect Lender’s Lien in each such account.  Each of Borrower’s deposit and operating accounts and investment or security accounts existing as of the Closing Date are listed on Schedule 6.1.22.  Borrower will provide Lender with five (5) days prior written notice before establishing any deposit or operating account or any investment or security account at or with any bank or financial institution other than Lender.

Section 6.2                                      Negative Covenants.

So long as any of the Obligations or the Commitments shall be outstanding hereunder, Borrower agrees with Lender as follows:

6.2.1                        Capital Structure, Merger, Acquisition or Sale of Assets.

Borrower will not (i) enter into any merger or consolidation or amalgamation, windup or dissolve itself (or suffer any liquidation or dissolution) or acquire all or substantially all the assets of any Person (other than in connection with a Permitted Acquisition), or (ii) sell, lease or otherwise dispose of any of its assets (except Inventory disposed of in the ordinary course of business) having an aggregate value in excess of One Million Dollars ($1,000,000).  Any consent of Lender to the disposition of any assets, other than as permitted by this Section 6.2.1, may be conditioned on a specified use of the proceeds of disposition.  Notwithstanding the foregoing, so long as an Event of Default has not occurred and is continuing, (i) Borrower may merge with any other Person (including, without limitation, any of its Subsidiaries) so long as after giving effect to such merger, Borrower is the surviving entity and (ii) any Subsidiary of Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Guarantor.

6.2.2                        Subsidiaries.

Other than in connection with a Permitted Acquisition, Borrower will not create any Subsidiaries other than the Subsidiaries identified on the Collateral Disclosure List.  Notwithstanding the foregoing, so long as an Event of Default has not occurred and is continuing, Borrower may create a Subsidiary provided promptly after the creation of each such Subsidiary, Borrower shall pledge to Lender, shares or membership interests representing one hundred percent (100%) of the voting and non voting ownership interests of such Subsidiary, such Subsidiary shall become a guarantor of the Credit Facilities, and shall grant to Lender a Lien in all of its assets, which assets shall be not be encumbered by any Lien in favor of any other Person (in each case, to the extent such Subsidiary is permitted to do so by its contractual obligations and requirements of law); provided, however, to the extent such Subsidiary is a Foreign Subsidiary, in lieu of such Foreign Subsidiary granting to Lender a Lien in all of its assets and guarantying the Obligations, if at any time either (a) such Foreign Subsidiary’s GMV is at least ten percent (10%) of the GMV of the Borrower and its Subsidiaries, taken as a whole, over the previous four (4) fiscal quarters or (b) such Foreign Subsidiary’s EBITDA is at least ten percent (10%) of the consolidated EBITDA of the Borrower and its Subsidiaries, taken as a whole, over the previous four (4) fiscal quarters, then Borrower shall grant, pledge and assign to Lender shares or membership interests representing sixty-six percent (66%) of the voting and non-voting ownership interests of such Foreign Subsidiary.

6.2.3                        Purchase or Redemption of Securities, Dividend Restrictions.

Borrower will not purchase, redeem or otherwise acquire any shares of its capital stock or warrants now or hereafter outstanding, declare or pay any dividends thereon (other than stock dividends), apply any of its property or assets to the purchase, redemption or other retirement of, set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, make any distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Borrower, or any warrants, permit any Subsidiary to purchase or acquire any shares of any class of capital stock of, or warrants issued by, Borrower, make any distribution to stockholders or set aside any funds for any such purpose, and not prepay any Indebtedness for Borrowed Money under Sections 6.2.4(d) and (e), purchase or redeem any Indebtedness for Borrowed Money other than the Obligations.  Notwithstanding the foregoing, Borrower may repurchase its common stock on the open market and the stock of employees, directors or consultants pursuant to any stock repurchase agreement or similar agreement in effect as of the Closing Date and approved by Borrower’s board of directors, so long as (i) a Default or an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect thereto on a pro forma basis, and (ii) no Revolving Loan is outstanding at such time or after giving effect thereto.

6.2.4                        Indebtedness.

Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, or permit any Subsidiary to do so, except:

(a)           the Obligations;

(b)           current accounts payable arising in the ordinary course, including without limitation, Indebtedness arising in connection with the use of any corporate credit cards to finance trade payables;

(c)           Indebtedness secured by Permitted Liens;

(d)           in addition to all Indebtedness otherwise permitted under this Section, unsecured Indebtedness not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time;

(e)           Subordinated Indebtedness; and

(f)            Indebtedness of Borrower existing on the date hereof and reflected on the financial statements furnished pursuant to Section 4.1.11 (Financial Condition).

6.2.5                        Investments, Loans and Other Transactions.

Except in connection with any Permitted Acquisitions and as otherwise provided in this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, (a) make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a Fixed or Capital Asset of Borrower or the Subsidiary) or any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership), (b) guaranty or otherwise become contingently liable for the Indebtedness or obligations of any Person, or (c) make any loans or advances, or otherwise extend credit to any Person, except:

(a)           any advance to an officer or employee of Borrower or any Subsidiary for travel, relocation or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by Borrower and its Subsidiaries (taken as a whole) outstanding at any time shall not exceed One Million Dollars ($1,000,000);

(b)           loans, advances, or extensions of credit to any Guarantor;

(c)           loans, advances, or extensions of credit to Foreign Subsidiaries, provided that the aggregate amount of all such loans, advances, or extensions of credit made by Borrower to its Foreign Subsidiaries in any fiscal year of Borrower in an aggregate amount not to exceed Three Million Dollars ($3,000,000) and during the term of this Agreement in an aggregate amount not to exceed Eight Million Dollars ($8,000,000), provided, that at all times that any loans, advances or other extensions of credit are outstanding to any Foreign Subsidiary, such Foreign Subsidiary shall not have any Indebtedness which is secured by a Lien on any of its assets, other than in connection with any Capital Leases, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000);

(d)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e)           any investment in Cash Equivalents, which are pledged to Lender as collateral and security for the Obligations; and

(f)            trade credit extended to customers in the ordinary course of business; and

(g)           investments, guaranties, loans, advances, or extensions of credit existing as of the Closing Date and as disclosed to Lender.

6.2.6                        Stock of Subsidiaries.

Borrower will not sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary into Borrower or another Wholly Owned Subsidiary or with the dissolution of any Subsidiary) or permit any Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

6.2.7                        Subordinated Indebtedness.

Borrower will not, and will not permit any Subsidiary to make:

(a)           any payment of principal of, or interest on, any of the Subordinated Indebtedness, if a Default or an Event of Default then exists hereunder or would result from such payment;

(b)           any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder;

(c)           any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or

(d)           payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity.

6.2.8        Liens; Confessed Judgment.

Borrower agrees that it (a) will not create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except for Liens securing the Obligations and Permitted Liens, (b) will not agree to, assume or suffer to exist any provision in any instrument or other document for confession of judgment, cognovit or other similar right or remedy, (c) will not allow or suffer to exist any Permitted Liens to be superior to Liens securing the Obligations, (d) will not enter into any contracts for the consignment of goods, will not execute or suffer the filing of any financing statements or the posting of any signs giving notice of consignments, and will not, as a material part of its business, engage in the sale of goods belonging to others, and (e) will not allow or suffer to exist the failure of any Lien described in the Security Documents to attach to, and/or remain at all times perfected on, any of the property described in the Security Documents.

6.2.9                        Transactions with Affiliates.

Borrower and its Subsidiaries will not enter into or participate in any transaction with any Affiliate or, except in the ordinary course of business, with the officers, directors, employees and other representatives of Borrower and/or any Subsidiary.

6.2.10                  Other Businesses.

Borrower and its Subsidiaries will not engage directly or indirectly in any business other than a Permitted Business.

6.2.11                  ERISA Compliance.

Neither Borrower nor any Commonly Controlled Entity shall:  (a) engage in or permit any “prohibited transaction” (as defined in ERISA); (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any pension plan in a manner which could result in the imposition of a lien on the property of Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multi-employer Plan; or (e) incur a complete or partial withdrawal with respect to any Multi-employer Plan.

6.2.12                  Prohibition on Hazardous Materials.

Borrower shall not place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, operated or controlled by Borrower or for which Borrower is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course of Borrower’s business expressly described in this Agreement.

6.2.13                  Method of Accounting; Fiscal Year.

Borrower will not:

(a)           change the method of accounting employed in the preparation of any financial statements furnished to Lender under the provisions of Section 6.1.1 (Financial Statements), unless required to conform to GAAP and on the condition that Borrower’s accountants shall furnish such information as Lender may request to reconcile the changes with Borrower’s prior financial statements.

(b)           change its fiscal year from a year ending on September 30th.

6.2.14                  Transfer of Collateral.

Borrower and the Subsidiaries will not transfer, or permit the transfer, to a location not listed on the Collateral Disclosure List, of the books and records related to any of the Collateral or of any of the Collateral having an aggregate value in excess of Five Hundred Thousand Dollars ($500,000) except for (a) Collateral in transit, (b) Collateral maintained at a temporary location for a period not to exceed six (6) months or (c) Collateral located at a customer’s place of business which is offered for sale in the ordinary course of business; provided, however, after the occurrence and continuance of an Event of Default, Borrower will promptly disclose the locations of all of the Collateral to Lender.

6.2.15                  Sale and Leaseback.

Neither Borrower nor the Subsidiaries will directly or indirectly enter into any arrangement to sell or transfer all or any substantial part of its fixed assets and thereupon or within one (1) year thereafter rent or lease the assets so sold or transferred.

6.2.16                  DoD Contracts.

Without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed, the Borrower shall not amend, modify or change any provision in any DoD Contract which would affect, in a manner materially adverse to the Lender, either (i) the entities receiving distributions under any such DoD Contract or (ii) the timing of distributions under any such DoD Contract.

6.2.17                  Disposition of Collateral.

Except in the ordinary course of its business, Borrower will not sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of the Collateral, except, prior to an Event of Default, dispositions expressly permitted elsewhere in this Agreement, the sale of Inventory in the ordinary course of business.

ARTICLE VII
DEFAULT AND RIGHTS AND REMEDIES

Section 7.1                                      Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

7.1.1                        Failure to Pay.

The failure of Borrower to pay any of the Obligations within three (3) Business Days of the date when due and payable in accordance with the provisions of this Agreement, the Revolving Credit Note and/or any of the other Financing Documents.

7.1.2                        Breach of Representations and Warranties.

Any representation or warranty made in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for Borrower), financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect.

7.1.3                        Failure to Comply with Covenants.

The failure of Borrower to perform, observe or comply with any covenant, condition or agreement contained in Sections 6.1.1, 6.1.4, 6.1.8, 6.1.9, 6.1.11, 6.1.12, 6.1.13, 6.1.15 or 6.1.22 hereof or in Section 6.2 hereof.

7.1.4                        Other Defaults.

The failure of Borrower to perform, observe or comply with any covenant, condition or agreement contained in this Agreement other than those set forth in Sections 7.1.1, 7.1.2 or 7.1.3, which default shall remain un-remedied for thirty (30) days after written notice thereof to the Borrower by the Lender.

7.1.5                        Default Under Other Financing Documents or Obligations.

A default shall occur under any of the other Financing Documents or under any other Obligations, and such default is not cured within any applicable grace period provided therein.

7.1.6                        Receiver; Bankruptcy.

Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take corporate action for the purposes of effecting any of the foregoing, (f) by any act indicate its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for any of its property, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of sixty (60) days, or (g) by any act indicate its consent to, approval of or acquiescence in any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of Borrower’s or any Subsidiary’s assets.

7.1.7                        Involuntary Bankruptcy, etc.

(a) An order for relief shall be entered in any involuntary case brought against Borrower or any Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against Borrower or any Subsidiary and shall not be dismissed within sixty (60) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than Borrower or any Subsidiary (i) adjudicating Borrower, or any Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of Borrower or of any Subsidiary, or of a material portion of Borrower’s or any Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of Borrower’s or any Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

7.1.8                        Judgment.

Unless adequately insured in the opinion of Lender, the entry of a final judgment for the payment of money involving more than Two Million Dollars ($2,000,000) against Borrower or any Subsidiary, and the failure by Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

7.1.9                        Execution; Attachment.

Any execution or attachment shall be levied against Collateral having an aggregate value in excess of Five Hundred Thousand Dollars ($500,000), or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

7.1.10                  Default Under Other Borrowings.

Default shall be made by Borrower or any Subsidiary with respect to any Indebtedness for Borrowed Money of Borrower (other than the Revolving Loan), other than unsecured Indebtedness of up to One Million Dollars ($1,000,000), if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

7.1.11                  Challenge to Agreements.

Borrower or any Subsidiary shall challenge the validity and binding effect of any provision of any of the Financing Documents or shall state its intention to make such a challenge of any of the Financing Documents or any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected first priority Lien (except for Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby.

7.1.12                  Material Adverse Change.

Lender in its sole, but reasonable discretion, determines that a material adverse change has occurred in the financial condition of Borrower.  Notwithstanding the foregoing, the non-renewal, termination of, or default under, a Major Contract by Borrower shall not constitute a material adverse change if at the time of such non-renewal, termination, or default and after giving effect thereto, Borrower would have been in compliance with the financial covenants set forth in Section 6.1.13 (Financial Covenants) of this Agreement for the immediately preceding four (4) fiscal quarters had such Major Contract not been included in the calculation of such financial covenants during such period.

7.1.13                  Change in Ownership.

Any Change in Control of the Borrower.

7.1.14                  Debarment or Suspension.

Borrower is debarred or suspended, whether temporarily or permanently, by the United States of America or any department, agency or instrumentality thereof.

7.1.15                  Liquidation, Termination or Dissolution.

Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations.

7.1.16                  Swap Default.

An event occurs which gives Lender the right or option to terminate (except as such right or option may arise in the ordinary course of business provided such right or option is not a default under such Swap Contract) any Swap Contract which is secured by the Collateral.

Section 7.2                                      Remedies.

Upon the occurrence of any Event of Default, Lender may, in the exercise of its sole and absolute discretion from time to time, at any time thereafter exercise any one or more of the following rights, powers or remedies:

7.2.1                        Acceleration.

Lender may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which Borrower hereby waives.

7.2.2                        Further Advances.

Lender may from time to time without notice to Borrower suspend, terminate or limit any further advances, loans or other extensions of credit under the Commitments, under this Agreement and/or under any of the other Financing Documents.  Further, upon the occurrence of an Event of Default or Default specified in Section 7.1.6 (Receiver; Bankruptcy) or Section 7.1.7 (Involuntary Bankruptcy, etc.), the Revolving Credit Commitment and any agreement in any of the Financing Documents to provide additional credit and/or to issue Letters of Credit shall immediately and automatically terminate and the unpaid principal amount of the Revolving Credit Note (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

7.2.3                        Uniform Commercial Code.

Lender shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws.  Upon demand by Lender, Borrower shall assemble the Collateral and make it available to Lender, at a place designated by Lender.  Lender or its agents may without notice from time to time enter upon Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by Lender with respect to the Collateral which is sent by regular mail, postage prepaid, to Borrower at the address set forth in Section 8.1 (Notices), or such other address of Borrower which may from time to time be shown on Lender’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to Borrower.  Lender may alternatively or additionally give such notice in any other commercially reasonable manner.  Nothing in this Agreement shall require Lender to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

Borrower recognizes that Lender may be unable to effect a public sale of all or a part of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws.  Lender may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of Lender that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof.  Borrower covenants and agrees to do or cause to be done promptly all such acts and things as Lender may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws.   Upon any such sale or disposition, Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

7.2.4                        Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, Lender may (but shall be under no obligation to), without notice to Borrower, and Borrower hereby irrevocably appoints Lender as its attorney-in-fact, with power of substitution, in the name of Lender and/or in the name of Borrower or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrower and without notice to Borrower:

(a)           request any Account Debtor obligated on any of the Accounts to make payments thereon directly to Lender, with Lender taking control of the Proceeds thereof;

(b)           compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c)           make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d)           copy, transcribe, or remove from any place of business of Borrower or any Subsidiary all books, records, ledger sheets,

correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to Lender, make such use of Borrower’s or any Subsidiary’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e)           repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account Debtor;

(f)            demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g)           institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h)           settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i)            endorse or sign the name of Borrower upon any Items of Payment, certificates of title, Instruments, Investment Property, stock powers, documents, documents of title, financing statements, assignments, notices, or other writing relating to or part of the Collateral and on any proof of claim in bankruptcy against an Account Debtor;

(j)            clear Inventory through customs in Lender’s or Borrower’s name and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose; and

(k)           take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5                        Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by Lender to the payment first of any and all Enforcement Costs, and any balance of such proceeds will be applied to the Obligations in such order and manner as Lender shall determine.  If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, Borrower shall remain liable to Lender for any deficiency.

7.2.6                        Performance by Lender.

Lender without notice to or demand upon Borrower and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower, and may enter upon the premises of Borrower for that purpose and take all such action thereon as Lender may consider necessary or appropriate for such purpose and Borrower hereby irrevocably appoints Lender as its attorney-in-fact to do so, with power of substitution, in the name of Lender, in the name of Borrower or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrower and without notice to Borrower.  All sums so paid or advanced by Lender together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by Borrower to Lender on demand, and shall constitute and become a part of the Obligations.

7.2.7                        Other Remedies.

Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws.  Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, Lender or any Affiliate of Lender.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                      Notices.

All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrower:                                                                                            Liquidity Services, Inc.

1920 L St. NW, 6th Floor

Washington, DC 20036

Attention:  James M. Rallo, CFO and Treasurer

with a copy to:                                                                 Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Aaron F. Adams

Lender:                                                                                                        Bank of America, N.A.

1101 Wootton Parkway, 4th Floor

Rockville, Maryland  20852

Attention:  Michael J. Radcliffe, SVP

with a copy to:                                                                 Troutman Sanders LLP

1660 International Drive, Suite 600

McLean, Virginia 22102

Attention:  Richard Pollak, Esquire

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

Section 8.2                                      Amendments; Waivers.

This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by Lender and Borrower.  No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by Lender.  No course of dealing between Borrower and Lender and no act or failure to act from time to time on the part of Lender shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws.

Without implying any limitation on the foregoing:

(a)           Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as Lender may specify in any such instrument.

(b)           No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

(c)           No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

(d)           No failure or delay by Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude Lender from exercising any such right, power or remedy at any time or times.

(e)           By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

Section 8.3                                      Cumulative Remedies.

The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as Lender shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws.  In order to entitle Lender to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement.  Without limiting the generality of the foregoing and subject to the terms of this Agreement, Lender may:

(a)           proceed against Borrower with or without proceeding against any other Person (including, without limitation, any one or more of the Guarantors) who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations;

(b)           proceed against Borrower with or without proceeding under any of the other Financing Documents or against any Collateral or other collateral and security for all or any part of the Obligations;

(c)           without reducing or impairing the obligation of Borrower and without notice, release or compromise with any guarantor or other Person liable for all or any part of the Obligations under the Financing Documents or otherwise;

(d)           without reducing or impairing the obligations of Borrower and without notice thereof:

(i)            fail to perfect the Lien in any or all Collateral or to release any or all the Collateral or to accept substitute Collateral;

(ii)           approve the making of advances under the Revolving Loan under this Agreement;

(iii)          waive any provision of this Agreement or the other Financing Documents;

(iv)          exercise or fail to exercise rights of set-off or other rights; or

(e)           accept partial payments or extend from time to time the maturity of all or any part of the Obligations.

Section 8.4                                      Severability.

In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:

(a)           the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;

(b)           the obligation to be fulfilled shall be reduced to the limit of such validity;

(c)           if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of Lender, all of the Obligations of Borrower to Lender shall become immediately due and payable; and

(d)           if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 8.5                                      Assignments by Lender.

Lender may, with the consent of Borrower, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of Lender’s Commitments.  Lender and its Assignee shall notify Borrower in writing of the date on which the assignment is to be effective (the “Adjustment Date”).  On or before the Adjustment Date, Lender, Borrower and the Assignee shall execute and deliver a written assignment agreement in a form acceptable to Lender, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment.  Upon the request of the Assignee following an assignment made in accordance with this Section 8.5, Borrower shall issue a new Revolving Credit Note to such Assignee reflecting such assignment, in exchange for the return by the Lender of the existing Revolving Credit Note.

In addition, notwithstanding the foregoing, Lender may at any time pledge all or any portion of Lender’s rights under this Agreement, any of the Commitments or any of the Obligations to a Federal Reserve Bank.

Section 8.6                                      Participations by Lender.

Lender may at any time sell to one or more financial institutions participating interests in any of Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Financing Documents.

Section 8.7                                      Disclosure of Information by Lender.

In connection with any sale, transfer, assignment or participation by Lender in accordance with Section 8.5 (Assignments by Lender) or Section 8.6 (Participations by Lender), Lender shall have the right to disclose to any actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise; provided that each such recipient shall have executed a confidentiality agreement containing substantially the same terms as Section 8.21 hereof.

Section 8.8                                      Successors and Assigns.

This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

Section 8.9                                      Continuing Agreements.

All covenants, agreements, representations and warranties made by Borrower in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by Lender of the Revolving Loan, the issuance of Letters of Credit and the execution and delivery of the Revolving Credit Note, shall be binding upon Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid.  From time to time upon Lender’s request, and as a condition of the release of any one or more of the Security Documents, Borrower and other Persons obligated with respect to the Obligations shall provide Lender with such acknowledgments and agreements as Lender may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender and/or any of its agents and others, or to the extent there are, the same are waived and released.

Section 8.10                                Enforcement Costs.

Borrower shall pay to Lender on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate.  Enforcement Costs shall be immediately due and payable at the time advanced or incurred, whichever is earlier.  Without implying any limitation on the foregoing, Borrower shall pay, as part of the Enforcement Costs, upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section.  The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 8.11                                Applicable Law.

8.11.1      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES INSOFAR AS SUCH PRINCIPLES WOULD DEFER TO THE SUBSTANTIVE LAWS OF SOME OTHER JURISDICTION.

8.11.2      EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

8.11.3      EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.11.2.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.12                                Duplicate Originals and Counterparts.

This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

Section 8.13                                Headings.

The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.14                                No Agency.

Nothing herein contained shall be construed to constitute Borrower as Lender’s agent for any purpose whatsoever or to permit Borrower to pledge any of the credit of Lender.  Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Lender shall not, by anything herein or in any of the Financing Documents or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

Section 8.15                                Date of Payment.

Should the principal of or interest on the Revolving Credit Note become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Revolving Credit Note during such extension.

Section 8.16                                Entire Agreement.

This Agreement and the other Financing Documents are intended by Lender and Borrower to be a complete, exclusive and final expression of the agreements contained herein and therein.  Neither Lender nor Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

Section 8.17                                Waiver of Trial by Jury.

BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE

COLLATERAL.  THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

This waiver is knowingly, willingly and voluntarily made by Borrower and Lender, and Borrower and Lender hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect.  Borrower and Lender further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

Section 8.18                                Liability of Lender.

Borrower hereby agrees that Lender shall not be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by Lender in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

By inspecting the Collateral or any other properties of Borrower or by accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement or any of the other Financing Documents, Lender shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Lender.

Section 8.19                                Indemnification.

Borrower agrees to indemnify and hold harmless, Lender, Lender’s parent and Affiliates and Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by Borrower in connection with the transactions contemplated hereunder.  Notwithstanding anything herein or elsewhere to the contrary, Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party.  Any amount payable to Lender under this Section will bear interest at the Post-Default Rate from the due date until paid.

Section 8.20           Electronic Transmission of Data.

Lender and Borrower agree that certain data related to the Revolving Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet.  This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement.  Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence (but excluding gross negligence, willful misconduct or unlawful actions by the Lender), which is related to the electronic transmission of data.

Section 8.21           Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Assignee pursuant to Section 8.5 (Assignments by Lender) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or its Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 8.21, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be required to execute and deliver to the Borrower a confidentiality agreement containing substantially the same terms as this Section 8.21.

Lender further acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement as of the day and year first written above.

LIQUIDITY SERVICES, INC.

By:	/s/ James M. Rallo
Name: James M. Rallo
Title: Chief Financial Officer & Treasurer

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Radcliffe
Name: Michael J. Radcliffe
Title: Senior Vice President

[Signature Page to Financing and Security Agreement]